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                                                                  Exhibit 10.08

                                    SUBLEASE
                                    --------

        THIS SUBLEASE is made and entered into this 31 day of January, 1995 by and between John Alden Life Insurance Co., (hereinafter referred to as "Sublessor") and Terrano Corporation dba Dynamic Healthcare Technologies, Inc. (hereinafter referred to as "Sublessee");

                              W I T N E S S E T H

        WHEREAS, Sublessor has entered into that certain lease agreement (hereinafter referred to as the "Lease") dated December 6, 1993, by and between Sublessor, as Tenant, and Hartford Accident and Indemnity Company, as Landlord, (hereinafter referred to as "Landlord"), a true and correct copy of which, as amended, is attached hereto as Exhibit A; and

        WHEREAS, the Lease as amended demises certain premises located at 101 Southall Lane, Suite 200, Maitland, Florida 32751 (hereinafter referred to as the "Building") which premises comprise a total floor area of approximately 20,126 rentable square feet (the "Premises"); and

        WHEREAS, the Sublessee desires to sublease from the Sublessor a portion comprising 14,612 rentable square feet or 13,695 usable square feet as shown in Exhibit B, described as Suite 210 subject to the said Landlord's approval, the entire Premises (the space which is subject to the terms of this Sublease is hereinafter referred to as the "Sublease Premises" and defined in Section 1.1);

        NOW THEREFORE, in consideration of the following mutual convenants and conditions, the Sublessor and Sublessee hereby agree as follows:

        SECTION 1.  SUBLEASE PREMISES: USE

        1.1 Subject to the terms and conditions set forth herein, Sublessor hereby subleases unto Sublessee and Sublessee hereby hires and takes from Sublessor the premises of 14,612 rentable square feet including two future expansion space options at the then current lease rate, option 1: August 1995 for additional 2,737 rsf with a three month prior written notice, and a second expansion option at any time with (6) six month prior written notice for the remaining 2,777 rsf, with a six month prior written notice requirement, referred to on Exhibit B attached hereto.

        1.2 The Sublease Premises shall be occupied by Sublessee as an office, and for no other use or purpose whatsoever. Sublease shall comply with and not commit or permit to be committed upon the Sublease Premises any act which shall violate any provision of the Lease.


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        SECTION 2.   TERM

        2.1 The term of this Sublease shall commence on April 1, 1995 or upon issuance of Certificate of Occupancy, whichever is the latter, and shall terminate on March 31, 1999 (hereinafter "Termination Date").

        SECTION 3.   RENT

        3.1 The Sublessee shall pay to Sublessor all and any amounts of rent and additional rent:

                                                Monthly
                               Base Rent      Installments
           Lease Year          per Annum      of Base Rent
           ----------         -----------     ------------
            Year 1            $189,956.00      $15,829.67
            Year 2             197,262.00       16,438.50
            Year 3             204,568.00       17,047.33
            Year 4             211,874.00       17,656.17

Florida Sales Tax shall be added to the installments above and any amount set forth in the lease as additional rent. Additional rent shall include future increases in the amounts of taxes on the land, the building, other improvements on the land, and the cost of operation and maintenance of the property which exceed the 1995 base year over the term of the Lease, in monthly installments as set forth in the Lease in advance on or before the first day of each month during the term of this Sublease, plus Florida Sales Tax.

        Monthly installments shall be in default if not paid within five calendar days when due. In the event Sublessee fails to pay any installment of rent, additional rent, or any other sum due hereunder, and such failure continues beyond five calendar days, Sublessee shall also be obligated to pay interest on such overdue amount at the highest lawful rate computed from the date when due until the date upon which Sublessor has received payment.

        3.2 In addition to the obligation set forth above. Sublessee shall be obligated to pay any amounts imposed and billed by Landlord under the terms of Lease, including but not limited to the payment of additional rent insofar as such amounts relate to the Sublease Premises. Without limiting the generality of the foregoing, if any actions of obligations of Sublessee result in any additional charges of liability being imposed upon Sublessor over and above the rental obligations set forth in the Lease, Sublessee shall be responsible for paying, or reimbursing Sublessor for all such amounts.

        3.3    Simultaneously with each monthly installment or rent,
additional rent of any other payments, Sublessee shall additionally pay to Sublessor all taxes levied by any governmental authority on the payment or receipt of rent, including, without limitation, any sales tax imposed by the State of Florida, Orange County, Florida.
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        3.4     All installments of rent and other sums due hereunder shall be paid to Sublessor at its offices at:
                        7300 Corporate Center Drive
                        Miami, FL 33126
                        Attn: Real Estate Leasing.

        3.5 Security deposit: $100,000.00 Letter of Credit, clean, irrevocable, available by sight draft, unconditional, and must name John Alden Life Insurance Company as beneficiary which can decline to $0 in the amount of $2,083.33 per month, over the 48 month lease term, payable upon demand in the event that Sublessee does not complete its obligations under this lease.

        SECTION 4.

        4.1 The Sublessee agrees that this Sublease is subject and subordinate to all of the terms and provisions of the Lease.

        4.2 Sublessee hereby assumes and agrees to perform all of the Sublessor's obligations under the Lease during the term of this Sublease of the same extent that Sublessor would be obligated to perform such obligations if this sublease did not exist; except, however, that Sublessee shall not be obligated to pay to the Landlord the rental required pursuant to paragraph 3 of the Lease. Any failure of Sublessee to comply with and abide by all terms and provisions of the Lease shall constitute a default hereunder. Sublessee shall look solely to the Sublessor for the performance of any obligations under the Lease.

        4.3 Sublessor hereby represents that the Lease is current and in good standing on the date hereof.

        4.4 Nothing contained in this Sublease shall in any way relieve the Sublessor of its obligations to Landlord under the above-referenced Lease.

        SECTION 5.   INSURANCE

        During the period of this Sublease, Sublessee shall maintain all insurance required by the Lease reflecting Landlord and Sublessor and their agents, servants, and employees, as additional insured parties. Upon commencement of the term of this Sublease, Sublessee shall provide Landlord and Sublessor with certificates of such coverage, together with copies of the applicable policies. Not less than thirty days prior to the expiration of such policies, Sublessee shall provide Landlord and Sublessor with certificates evidencing renewal of the required coverage. Sublessee may satisfy the foregoing obligation by an umbrella policy or separate policies (but not by a self-insurance program).

        SECTION 6.   INDEMNIFICATION

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        6.1     Sublessee shall at all times indemnify and keep harmless
Sublessor from all losses, damages, liabilities and expenses which may arise or be claimed against Sublessor for any injuries or damages to person or property consequent upon or arising from the use or occupancy of the Sublease Premises by Sublessee, or consequent upon or arising from any acts, omissions, neglect or fault of Sublessee, its agents, servants, employees, licensees, visitors, customers, patrons or invitees, or consequent upon arising from Sublessee's failure to comply with the Lease, this Sublease, or any laws, statutes, ordinances, codes or regulations. Sublessor shall not be liable to Sublessee for any damages, losses or injuries to the persons or property of Sublessee or its agents, servants, employees, licensees, visitors, customers, or patrons, which may be caused by the acts, neglect, omissions or faults of any persons, firms or corporations, except when such injury, loss or damage results from negligence of Sublessor, its agents, or employees. All personal property placed or moved into the Sublease Premises shall be at the risk of Sublessee or the owner thereof, and Sublessor shall not be liable to Sublessee for any damage to said personal property.

        6. In case Sublessor shall be made a party to any litigation commenced against Sublessee, Sublessee shall protect and hold Sublessor harmless and shall also pay all costs, expenses and reasonable attorney's fees incurred by Sublessor as a result thereof.

        SECTION 7.  DEFAULT

        If the rent or other monies due under this Sublease shall not be paid when due, or if Sublessee shall fail to perform any of the conditions, covenants, provisions and agreements contained herein, or if Sublessee shall be adjudged bankrupt or insolvent by any court, or if a Receiver or Trustee in Bankruptcy or a Receiver of any property of Sublessee shall be appointed in a suit, action or proceeding, or if Sublessee shall make an assignment for the benefit of creditors, or if Sublessee shall abandon or vacate the Sublease Premises or if Sublessee shall commit any default under the Lease, then, in each and every such instance, Sublessor may, at its option:

        a. Retake and recover possession of the Sublease Premises and terminate this Sublease;

        b. Retake and recover possession of the Sublease Premises without terminating this Sublease, in which event Sublessor may, subject to Landlord's consent as provided in the Lease, re-rent the premises so retaken as agent for and for the account of Sublessee and recover from Sublessee the difference between the rental herein specified and the rent provided in such re-rental;


        c. Permit the Premises to remain vacant in which event Sublessee shall continue to be responsible for all rental and other payments hereunder.

        d. Retake and recover possession of the Sublease Premises, and accelerate and collect all rentals due hereunder for the balance of the term of this Sublease;

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        c.      Take such other action as may be permitted under applicable law.

        SECTION 8.   SURRENDER AND HOLDOVER

        8.1 On the Termination Date or upon the termination hereof upon a day other than the Termination Date, Sublessee shall peaceably surrender the Sublease Premises broom-clean in good order, condition and repair, reasonable wear and tear only expected. On or before the Termination Date, Sublessee shall, at its expense, remove all trade fixtures, personal property and equipment and signs from the Sublease Premises and any property not removed shall be deemed to have been abandoned. Any damage caused in the removal of such items shall be repaired by Sublessee and at its expense. All alterations, additions, improvements and fixtures (other than trade fixtures) which shall have been made or installed by Sublessor or Sublessee upon the Sublease Premises and all floor covering so installed shall remain upon and be surrendered with the Sublease Premises as a part thereof, without disturbance, molestation or injury, and without charge, at the expiration or termination of this Sublease. If the Sublease Premises are not surrendered on the Termination date or the date of termination, Sublessee shall indemnify Sublessor against loss or liability, claims, without limitation, made by any succeeding Sublessee founded on such delay. Sublessee shall promptly surrender all keys for the Sublease Premises to Sublessor at the place hen fixed for payment of rent.

        8.2 In the event of a holding over by Sublessee after expiration or termination of this Sublease without the consent in writing of Sublessor, Sublessee shall be deemed a lessee at sufferance and shall pay rent for such occupancy at the rate of twice the last-current aggregate Base and Additional Rent, prorated for the entire holdover period, plus all attorney's fees and expenses incurred by Sublessor in enforcing its rights hereunder, plus any other damages occasioned by such holding over. Except as otherwise agreed, any holding over with the written consent of Sublessor shall constitute a month-to-month lease.

        SECTION 9.   SPECIAL STIPULATIONS

        9.1 This Sublease comprises the entire agreement between the parties hereto with respect to the Sublease Premises, neither party having made any representation or promises except as contained herein. No modification or amendment to this Sublease shall be binding unless it is in writing signed by both Sublessor and Sublessee.

        9.2 Sublessee shall neither assign nor sublet nor allow any other party to occupy or use the Sublease Premises, or any portion thereof.

        9.3 Sublessee shall have neither an option to renew this Sublease nor an option to expand the Sublease Premises hereunder.

        9.4 Sublessee accepts possession of the sublease Premises in "as-is" condition, excluding Sublessor's personal property, trade fixtures and Wall Innovators systems; and Sublessor will provide a total of $192,491.00 for Sublessee's interior modifications per Intertect Design Group, Inc.'s Preliminary Pricing Plan dated 1-27-95 attached as Exhibit A-1, as estimated by Yovaish Construction, and includes A & E fees of $12,325.00, $2,500.00 for signage costs instead of appliances, and the 5% construction management fee. Sublessor will provide Sublessee with one of the refrigerators located in the premises. In the event that the actual construction costs are less than $192,491.00, Sublessee shall receive a rental credit in an amount equal to the difference.
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Sublessee shall not cause any additions or alterations to be made to the
Sublease Premises without Sublessor's and Landlord's prior written consent. All additions or alterations shall remain upon the Sublease Premises and become the property of Landlord upon termination of this Sublease (exception only movable trade fixtures which may be removed without damage to the Sublease Premises); provided, however, if Sublessor so requests, Sublessee shall remove any such additions or alterations and repair all damage occasioned thereby.*

        9.5 All costs and expenses which Sublessee assumes or agrees to pay Sublessor pursuant to this Sublease shall be deemed additional rent, and in the event of non-payment thereof, Sublessor shall have the same rights and remedies provided herein and by law for nonpayment of rent.

        9.6 Sublessee shall at all times maintain the Sublease premises in good and safe condition and shall make all necessary repairs and perform all necessary maintenance.

        9.7 In the event that either party hereto files an action in the courts to enforce this Sublease, the prevailing party in that action shall receive from the non-prevailing party a reasonable attorney's fee plus all costs incurred as a result of such litigation, including fees and costs related to appellate proceedings.

        9.8 This Sublease shall be governed by the laws of the State of Florida.

        9.9 Sublease represents and warrants that no broker is involved in this transaction other than The Galbreath Company, Florida, and the Advantage Realty Group, Inc. and Sublessee agrees to indemnify and hold Sublessor harmless as to claims for commissions (and all attorneys' fees and costs incurred by Sublessor) resulting or arising from any breach of this warranty.

        9.10 All notices, demands, requests, consents or approvals which may be or are required to be given by the terms of this Sublease shall be in writing and shall be deemed to have been given when delivered to the other party at their respective addresses set forth below. Either party may change its address at any time, and from time to time, by notice to the other in conformance with this provision.

        Sublessor:      John Alden Life Insurance Company
                        7300 Corporate Center Drive
                        Miami, FL 33126
                        Attn: Real Estate Leasing

        Sublessee:      Terrano Corporation
                        dba Dynamic Healthcare Technologies, Inc.
                        101 Southall Lane, Suite 210
                        Maitland, FL 32751

*Sublessor shall also provide Subleasee with an improvement allowance in the amount equal to (a) $10 per usable square foot of area in the expansion option spaces, multiplied by (b) the number of months remaining in the sublease term at the commencement date of the sublease of the option spaces, divided by 48.

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        9.11    It shall be a condition precedent to performance of this
Sublease by the parties hereto that written consent to this Sublease be obtained from Landlord under the Lease.

        IN WITNESS WHEREOF, Sublessor and Sublessee have executed these presents as of the date and year first above written.


Witness as to Sublessor                 John Allen Life Insurance


           [SIG]                        By: /s/ Nathan S. Garrison
- -----------------------------               ----------------------
           [SIG]                            Nathan S. Garrison
- -----------------------------               Vice President - Corporate Services



Witness as to Sublessee                 Terrano Corporation dba
                                        Dynamic Healthcare Technologies, Inc.


           [SIG]                        By: /s/ Mitchel J. Laskey
- -----------------------------               ---------------------
           [SIG]                            Mitchel J. Laskey
- -----------------------------               President and COO